Exhibit 99.1
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
August 9, 2005
Arch Coal Signs Letter of Intent with ArcLight Capital Partners
     ST. LOUIS (August 9, 2005) – Arch Coal, Inc. today announced that it has signed a letter of intent with affiliates of ArcLight Capital Partners, LLC to contribute certain mining operations and properties to a new company that would mine and market low-sulfur coal in the Central Appalachian region. Arch proposes to contribute four of its active Central Appalachian mining operations and a total of 455 million tons of reserves to the new company. ArcLight will contribute a collection of coal sales and mining companies known as Trout Coal. Arch will receive approximately 37.5% of the ownership interests in the new company.
     “We are enthusiastic about Arch and ArcLight combining reserves and mining operations with strong geographical overlap to create a new company that we believe will be well positioned in Eastern coal markets,” said Steven F. Leer, Arch Coal’s president and chief executive officer.
     Paul Vining, who recently joined Arch as senior vice president of marketing and trading, has accepted the position of president and chief executive officer of Trout Coal, effective immediately, and will hold the same position at the new company upon its formation. “We believe that Paul is the ideal person to lead this new company,” Leer said. “We wish Paul and the rest of our employees who will join the new company the very best as they embark on this exciting new endeavor.”
     Arch Coal proposes to contribute to the new company its Hobet 21, Arch of West Virginia, Samples and Campbells Creek mining operations, which together had sales volume of 6.3 million tons of coal in the first half of 2005. ArcLight proposes to contribute the Panther longwall mine, which was the second most productive longwall mine in the nation last year, and the Remington, Jupiter and Dakota deep mines, which together had sales volume of approximately 8 million tons in 2004. All the reserves and mining operations proposed to be contributed are located in close proximity to one another in West Virginia.
     Arch is retaining a core group of reserves and assets in Central Appalachia. “We continue to regard Central Appalachia as a core operating region for Arch Coal, with excellent potential for future growth,” Leer said. “While we are contributing certain assets that represent a particularly strong fit with the mines contributed by ArcLight, we are retaining operations that have significant marketing flexibility and future development potential. We believe we are well positioned to execute this strategic combination and to monetize the value of select assets, while maintaining our ability to participate in the region’s future in a significant way.”
     Arch will retain the Mingo Logan, Lone Mountain, Pardee and Coal-Mac operations. In addition, Arch will retain the Mountaineer II longwall mine currently under development at the Mountain Laurel mining complex in Logan County, West Virginia, as well as the adjacent Spruce surface reserves. Arch has received the state surface mining permit and is currently in the process of securing the necessary federal permits for the Spruce reserves, with the objective of developing a surface mine there once all the necessary permits are in hand. Arch plans to retain a total of 372 million tons of reserves in the region.
     “The longwall and surface reserves at Mountain Laurel, as well as the Coal-Mac operations, possess some of the best geologic characteristics in the region, and create attractive opportunities for future development and expansion,” Leer said. “The Mingo Logan, Lone Mountain and Pardee operations produce very high-quality coal that can be sold into either metallurgical or steam markets, depending on market conditions at the time.”
     Following the proposed contribution, Arch expects its 2006 sales volume in Central Appalachia to decline. However, through the previously discussed growth initiatives, Arch’s sales volume is currently expected to be between 20 million and 25 million tons in 2008. At that level of output, Arch would be a top-three producer in the region based on the current composition of the Central Appalachian coal industry. Arch expects 40% to 50% of its 2008 production – or as much as 10 million tons – to have the flexibility to move into metallurgical markets when market conditions warrant. Nearly 100% of Arch’s expected Central Appalachian coal production in 2008 is currently unpriced.
     The transaction is expected to be accretive to earnings in 2006, and to result in a substantial reduction in Arch’s legacy liabilities.
     Arch and ArcLight have agreed to cooperate to take the new company public. Arch plans to use any proceeds generated from a sale of shares to help finance a number of organic growth opportunities now in the development or planning stages. “Over the course of the next three years, we expect Arch’s production across all basins to increase by a net total of 10 million to 15 million tons vs. normalized 2005 production, based solely on already identified organic growth projects,” Leer said. “At the same time, the creation of this new company further strengthens our financial footing as we prepare for new opportunities that may arise in the marketplace.”
     The consummation of the transactions contemplated by the letter of intent is conditioned upon the parties entering into definitive agreements and obtaining all necessary governmental and regulatory consents and other customary conditions.
     A conference call will be web cast live today at 11 a.m. Eastern. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com).

     St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 7% of the electricity generated in the United States.
     Forward-Looking Statements: Statements in this press release that are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company’s expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company’s working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company’s reports filed with the Securities and Exchange Commission.
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